SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Final Amendment)*

                          ImClone Systems Incorporated
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                                (Name of Issuer)

                         Common Stock, par value $.001
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                         (Title of Class of Securities)

                                  452 45W 109
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                                 (CUSIP Number)

                                 Not applicable
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

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     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452 45W 109               13G                        Page 1 of 4 Pages


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   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Dr. Harlan W. Waksal
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   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]
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   3.    SEC USE ONLY

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   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
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                                        515,100 shares of common stock
                                         40,000 shares issuable upon the
               5.   SOLE VOTING POWER     exercise of options
                                        648,180 shares issuable upon the
                                          exercise of warrants
               ----------------------------------------------------------------
  NUMBER OF
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
   OWNED BY    -----------------------------------------------------------------
     EACH                               515,100 shares of common stock
  REPORTING    7.   SOLE DISPOSITIVE     40,000 shares issuable upon the
 PERSON WITH        POWER                 exercise of options
                                        648,180 shares issuable upon the
                                          exercise of warrants
               ----------------------------------------------------------------
               8.   SHARED DISPOSITIVE
                    POWER
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   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,203,280
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [ ]
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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.77%
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  12.    TYPE OF REPORTING PERSON*

         IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

     ImClone Systems Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:

     180 Varick Street
     New York, New York 10014

Item 2(a).  Name of Person Filing:

     Dr. Harlan W. Waksal

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     180 Varick Street
     New York, New York 10014

Item 2(c).  Citizenship:

U.S.A.

Item 2(d).  Title of Class of Securities:

Common Stock, par value $.001

Item 2(e).  CUSIP Number:

452 45W 109

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not applicable.

(a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act;
(b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;
(c) [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d) [ ]  Investment company registered under Section 8 of the Investment Company
           Act;
(e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ]  An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F);
(g) [ ]  A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G);
(h) [ ]  A savings association as defined in Section 3(b) of the Federal Deposit
            Insurance Act;
(i) [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


                                  Page 2 of 4

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Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

     (a)  Amount beneficially owned: 1,203,280

     (b)  Percent of class: 4.77%

     (c) Number of shares as to which such person has:

           (i)  Sole power to vote or to direct the vote:

                    515,100 shares of common stock
                     40,000 shares issuable upon the exercise of options
                    648,180 shares issuable upon the exercise of warrants

          (ii) Shared power to vote or to direct the vote:

         (iii) Sole power to dispose or to direct the disposition of:

                    515,100 shares of common stock
                     40,000 shares issuable upon the exercise of options
                    648,180 shares issuable upon the exercise of warrants

          (iv) Shared power to dispose or to direct the disposition of:

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.   Identification and Classification of Members of the Group.

     Not applicable.

Item 9.   Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certifications.

     Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     June 30, 1999
                                        ---------------------------------------
                                                       (Date)

                                            /s/ Harlan W. Waksal
                                        ---------------------------------------
                                                     (Signature)

                                        Dr. Harlan W. Waksal
                                        Executive Vice President,
                                        Chief Operating Officer and
                                        Director
                                        ---------------------------------------
                                                      (Name/Title)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


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